UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2017

OPHTHOTECH CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 19th Floor

New York, New York 10119

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 845-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Samir C. Patel, M.D.

On January 12, 2017, Ophthotech Corporation (the “Company”) and Samir C. Patel, M.D. entered into a Separation and Release of Claims Agreement (the “Separation Agreement”), pursuant to which Dr. Patel resigned from his employment with the Company, as an officer of the Company and as a member of the Company’s Board of Directors, effective as of January 13, 2017. Dr. Patel previously served as the Company’s President and Vice Chairman of the Board of Directors. The Company and Dr. Patel also entered into a Consulting Agreement (the “Consulting Agreement”), effective as of January 13, 2017, pursuant to which Dr. Patel has agreed to provide consulting and advisory services, as directed by the Company’s Chief Executive Officer, in areas which may include, without limitation, biopharmaceutical research and development, business development, clinical development, clinical trial site selection, strategy, research, regulatory matters, recruitment, data analysis and medical affairs.

Under the Separation Agreement, Dr. Patel will be entitled to the following severance benefits: payment of his base salary of $52,083 per month for 12 months; payment of $14,469, representing a pro-rated portion of his target annual bonus for 2017; and ongoing healthcare coverage, or payment of monthly premiums for healthcare coverage, for up to 12 months. The severance benefits will be provided to Dr. Patel after the earlier to occur of the end of the consultation period under the Consulting Agreement and his “separation from service” from the Company as defined in applicable Treasury regulations.  The Separation Agreement also provides for, among other things, a release of claims by Dr. Patel, ongoing non-solicitation, non-competition and non-disclosure obligations applicable to Dr. Patel and mutual non-disparagement obligations.

Under the Consulting Agreement, Dr. Patel will receive consulting fees of $41,667 per month plus ongoing healthcare coverage (or reimbursement or payment of premiums for healthcare coverage).  The Consulting Agreement may be terminated (i) by the Company if Dr. Patel materially breaches the Consulting Agreement or the Separation Agreement, subject to notice and cure provisions; (ii) by Dr. Patel if the Company materially breaches the Consulting Agreement or the Separation Agreement, subject to notice and cure provisions; (iii) at any time by Dr. Patel upon not less than 15 days prior written notice to the Company; (iv) by the Company on or after the 12-month anniversary of the effective date of the Consulting Agreement upon not less than 15 days prior written notice to Dr. Patel; or (v) at any time upon the mutual written consent of the parties.

Departure of Henric B. Bjarke

On January 11, 2017, as part of the Company’s previously announced planned reduction in personnel, the Board of Directors determined that Henric B. Bjarke, the Company’s Chief Commercial Officer, will cease employment with the Company effective as of March 17, 2017. Under his existing employment arrangements with the Company, Mr. Bjarke is entitled, subject to his execution and the effectiveness of a separation agreement and release of claims, to the following severance benefits:  payment of an amount equal to 12 months of his base salary; a pro-rated portion of his target annual bonus for 2017; and reimbursement for monthly premiums for healthcare coverage for up to 12 months immediately following termination of his employment.

Retention Arrangements

On January 11, 2017, the Board of Directors of the Company approved a special retention bonus for each of David R. Guyer, M.D., the Company’s Chief Executive Officer; Glenn P. Sblendorio, the Company’s Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer; and Barbara A. Wood, the Company’s Senior Vice President, General Counsel and Secretary. These bonuses are in addition to regular annual bonuses and are being paid pursuant to a retention plan designed to incentivize key employees to remain with the Company following the previously announced planned reduction in personnel.

The retention bonuses for the Company’s executive officers are payable partially in cash and partially in the form of restricted stock units (“RSUs”) for shares of the Company’s common stock in the amounts set forth in the following table.

Name	RSUs	Cash Award
David R. Guyer, M.D.	60,960	$304,785
Glenn P. Sblendorio	40,840	$204,188
Barbara A. Wood	24,280	$121,386

The cash portion of the retention bonuses is payable in two equal installments on or within 30 days following June 30, 2017 and December 29, 2017, subject to such executive officer’s continued employment with the Company through each such payment date or otherwise in the event that prior to such payment date either (i) such executive officer is terminated other than for cause or (ii) there is a Change in Control Event (as defined in the Company’s 2013 Stock Incentive Plan, as amended). The RSU awards have a grant date of January 17, 2017. Subject to such executive officer’s continued employment with the Company and the other terms and conditions under the Company’s 2013 Stock Incentive Plan and such executive officer’s employment agreement, each RSU award will vest with respect to 50% of the shares subject to the award on each of June 30, 2017 and December 29, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPHTHOTECH CORPORATION

Date: January 17, 2017	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and Secretary